UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2008

DIGITAL ANGEL CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-276-0477

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

On July 18, 2008, the Company’s 48.3% owned subsidiary VeriChip Corporation (“VeriChip”) sold its wholly-owned subsidiary Xmark Corporation to the Stanley Canada Corporation, a wholly-owned subsidiary of The Stanley Works, for $47.9 million in cash (the “Sale”).

From the proceeds of the Sale, VeriChip paid the Company a cash amount of approximately $5.3 million on July 18, 2008. $4.8 million of this amount was to prepay all of its outstanding obligations to the Company under the Third Amended and Restated Revolving Line of Credit Note Working Capital dated as of February 8, 2007, as amended, payable by VeriChip to the Company (“Note”), that had been issued pursuant to the Commercial Loan Agreement dated December 27, 2005, as amended, between the Company and VeriChip. This amount reflects the prepayment discount as provided by previously disclosed agreements. As a result of the prepayment discount, the Company will record a loss on debt forgiveness of approximately $2.5 million in its third fiscal quarter.

On July 21, 2008, the Company issued a press release regarding the Sale. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Section 2 – Financial Information

Item 2.06 Material Impairment.

The information set forth in Item 1.02 is incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated July 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION
Date: July 21, 2008
	By:	/s/ Lorraine M. Breece

Name: Lorraine M. Breece
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit	Page
99.1	Press Release dated July 21, 2008

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